Exhibit 99.2

Hercules Offshore Announces Agreement to Acquire Jackup Rig Ben Avon and Letter of Agreement for a Three-Year Drilling Contract
HOUSTON, February 21, 2013 -- Hercules Offshore, Inc. (Nasdaq: HERO) announced today the execution of an agreement to acquire the offshore drilling rig Ben Avon from a subsidiary of KCA Deutag. The purchase price is $55 million in cash. The Ben Avon is a LeTourneau Class 82 SD-C self-elevating drilling rig registered and flagged in Panama. Subject to completion of certain closing conditions, the Company expects the acquisition to close by late-March 2013.
Hercules Offshore also announced that it has signed a Letter of Agreement (“LOA”) for a three-year rig commitment with Cabinda Gulf Oil Company Limited (“CABGOC”) for use of the Ben Avon. The Company expects to generate total revenue of approximately $119 million over this three-year period under the contract. Subject to the execution of a mutually agreed drilling contract, the Company expects the rig to commence work as early as May 2013.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, "We are very pleased to be able to acquire the Ben Avon and execute an LOA with CABGOC. With this transaction, we continue to opportunistically expand our international presence and scale, add significant long term backlog and cash flow, and reaffirm our commitment to CABGOC, a key global client, at economics that are beneficial for all parties. The LOA for the Ben Avon replaces our prior contract with CABGOC for the Hercules 185, at a substantial improvement in dayrate and provides for a new full three year term. The Ben Avon is a well-maintained rig that recently completed an extensive five year special survey. Given the good condition of the rig, and its close proximity to the drilling location, we expect to spend only minimal additional capital to get it on contract.”
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 37 jackup rigs, 13 barge rigs and 63 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. Hercules Offshore currently holds 32.1% of share capital in Discovery Offshore S.A., a pure play, ultra-high specification jackup rig company. For more information, please visit our website at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore's most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at http://www.sec.gov or the Company's website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:

Son P. Vann, CFA
Vice President Investor Relations and Planning
Hercules Offshore, Inc.
713-350-8508